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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[  ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

Meyer                              Michael                  J.
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   (Last)                           (First)             (Middle)

15301 W. 109th Street
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                                    (Street)

Lenexa                             Kansas                66219
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   (City)                           (State)              (Zip)

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2. Issuer Name and Ticker or Trading Symbol

Elecsys Corporation (ASY)

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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

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4. Statement for Month/Day/Year

October 21, 2002
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5. If Amendment, Date of Original (Month/Day/Year)

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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)

   ____________________________________

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7. Individual or Joint/Group Filing (Check Applicable Line)

   [X ] Form filed by One Reporting Person
   [  ] Form filed by More than One Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                               5.
                                                                 4.                            Amount of       6.
                                                                 Securities Acquired (A) or    Securities      Owner-
                                                   3.            Disposed of (D)               Beneficially    Ship      7.
                        2.           2A.           Transaction   (Instr. 3, 4 and 5)           Owned Follow-   Form:     Nature of
                        Transaction  Deemed Exec.  Code          ----------------------------- ing Reported    Direct    Indirect
1.                      Date         Date, if any  (Instr. 8)               (A)                Transaction(s)  (D) or    Beneficial
Title of Security       (Month/Day/  (Month/Day/   ------------  Amount      or    Price       (Instr. 3       (I)       Ownership
(Instr. 3)              Year)        Year)         Code     V               (D)                and 4)          (Instr.4) (Instr. 4)
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Common Stock            10/21/02                   P             2,000       A     $0.85       23,500          D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one reporting person, see Instruction
  4(b)(v).

                                  Page 1 of 2

FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                 9.        10.
                                                                                                                 Number    Owner-
                                                                                                                 of        ship
               2.                                                                                                Deriv-    Form of
               Conver-                                5.                              7.                         ative     Deriv-   11.
               sion                                   Number of                       Title and Amount           Secur-    ative    Nature
               of                 3A.                 Derivative    6.                of Underlying     8.       ities     Secur-   of
               Exer-              Deemed      4.      Securities    Date              Securities        Price    Bene-     ities:   In-
               cise     3.        Execu-      Trans-  Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
               Price    Trans-    tion        action  or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.             of       action    Date        Code    of(D)         (Month/Day/Year)            Amount  ative    Following In-      ficial
Title of       Deriv-   Date      if any      (Instr. (Instr. 3,    ----------------            or      Secur-   Reported  direct   Owner-
Derivative     ative    (Month/   (Month/     8)      4 and 5)      Date     Expira-            Number  ity      Trans-    (I)      ship
Security       Secur-   Day/      Day/        ------  ------------  Exer-    tion               of      (Instr.  action(s) (Instr.  (Instr.
(Instr. 3)     ity      Year)     Year)       Code V   (A)   (D)    cisable  Date     Title     Shares  5)       (Instr. 4)  4)       4)
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Explanation of Responses:

/s/ Michael J. Meyer                                     October 21, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*      If the Form is filed by more than one reporting person, see Instruction
       4(b)(v).

**     Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedures.

                                  Page 2 of 2